UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2009

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	00-30747	33-0885320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 West A Street

San Diego, California 92101

(Address of principal executive offices and zip code)

(619) 233-5588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

EXPLANATORY NOTE

On September 3, 2009, PacWest Bancorp (the “Company”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Pacific Western Bank (“Pacific Western” or the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on August 28, 2009, pursuant to which Pacific Western Bank assumed all of the deposits (excluding certain brokered deposits), all of the borrowings, and substantially all of the assets of Affinity Bank (“Affinity”), a commercial bank headquartered in Ventura, California (the “Affinity acquisition”).  In that filing, the Company indicated that it would amend the Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01.  In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission in accordance therewith, the Company has omitted certain financial information of Affinity required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Affinity acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective August 28, 2009, Pacific Western assumed certain deposits and liabilities and acquired certain assets of Affinity from the FDIC as receiver for Affinity Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on August 28, 2009 (the “Agreement”).  On August 31, 2009, the former Affinity offices, including four in Ventura County, two in Los Angeles County, one in Orange County, two in San Francisco County and one in San Mateo County, opened as Pacific Western Bank branches.

Under the terms of the Agreement, the Bank acquired substantially all of the assets of Affinity Bank, including all loans, and assumed substantially all of its liabilities, including the insured and uninsured deposits, but excluding certain brokered deposits.  Based on the closing with the FDIC as of August 28, 2009, the Bank (a) acquired $675.6 million in loans, $22.9 million in foreclosed assets, $175.4 million in investments and $371.5 million in cash and other assets, and (b) assumed $868.2 million in deposits, $305.8 million in borrowings and $32.6 million in other liabilities.  In connection with the Affinity acquisition, the FDIC made a cash payment to the Bank of approximately $87.2 million.  The foregoing amounts are estimates and subject to adjustment based upon final settlement with the FDIC.  The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Affinity not assumed by the Bank and certain other types of claims listed in the Agreement.

The Bank paid no cash or other consideration to acquire Affinity Bank.  As part of the Affinity acquisition, the Bank and the FDIC entered into a loss sharing agreement (the “loss sharing agreement”) on approximately $910.8 million of Affinity Bank’s assets.  The Bank will share in the losses on the loans, foreclosed loan collateral, and certain investment securities with the FDIC as specified in the loss sharing agreement; we refer to these assets collectively as “covered assets.”  Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse the Bank for 80% of losses of up to $234 million with respect to the covered assets.  The FDIC will reimburse the Bank for 95% of losses in excess of $234 million with respect to the covered assets.  The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreement, and for 95% of recoveries with respect to losses for which the FDIC paid the Bank 95% reimbursement under the loss sharing agreement.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on August 28, 2009, the Bank acquired certain assets and assumed certain liabilities of Affinity Bank pursuant to the Agreement.  A significant element of the Affinity acquisition is the loss sharing agreement between the Bank and the FDIC. Under the loss sharing agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans, other real estate owned and certain investment securities. We refer to the acquired assets subject to the loss sharing agreement collectively as “covered assets.” Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $234 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $234 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the August 28, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

The Affinity acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 28, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date. The application of the acquisition method of accounting resulted in a gain of $67.0 million, or $38.9 million after tax, which is included in PacWest Bancorp’s consolidated statement of earnings included in its Form 10-Q for the quarter ended September 30, 2009. Such gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

Financial Condition

The transaction resulted in significant increases in the Company’s assets, liabilities and stockholders’ equity.

Investment Portfolio

We acquired $158.8 million of investment securities at estimated fair market value in the Affinity acquisition.  Such acquired securities included $55.3 million of “private-label” Collateralized Mortgage Obligations (CMOs), which are covered by the FDIC loss sharing agreement.  The remaining acquired securities were predominantly government or government-sponsored entity CMOs.  We also acquired $16.6 million in Federal Home Loan Bank (“FHLB”) Stock.

The following table presents the composition of the investment portfolio acquired at August 28, 2009:

August 28, 2009
(In thousands)
Mortgage-backed securities:
Government-sponsored entity pass through	$941
Government and government-sponsored entity CMOs	102,028
Private label CMOs	55,271
Other securities	514
Investment securities	158,754
Federal Home Loan Bank Stock	16,647
Total investments	$175,401

The following table presents a summary of yields and contractual maturities of the investment portfolio acquired at August 28, 2009:

			One Year		Five Years
	One Year		Through		Through
	or Less		Five Years		Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Mortgage-backed securities:
Government-sponsored entity pass through	$—	—	$281	5.24%	$338	6.95%	$322	5.48%	$941	5.93%
Government and government-sponsored entity CMOs	—	—	1,414	4.30%	5,633	4.50%	94,981	5.37%	102,028	5.31%
Private label CMOs	—	—	—	—	52	5.49%	55,219	7.90%	55,271	7.90%
Other securities	514	3.95%	—	—	—	—	—	—	514	3.95%
Investment securities	$514	3.95%	$1,695	4.45%	$6,023	4.65%	$150,522	6.30%	$158,754	6.21%

Covered loans

The following table presents the balance of each major category of loans acquired in the Affinity acquisition as of August 28, 2009:

	August 28, 2009
		% of
	Amount	Loans
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$20,458	3%
Real estate—construction	160,425	20%
Real estate—mortgage	631,697	77%
Consumer	1,340	— (a)
Total loans	813,920	100%
Total discount resulting from acquisition date fair value adjustment	(138,304)
Net loans	$675,616

(a)  Amount is less than 1%.

We refer to the loans acquired in the Affinity acquisition as “covered loans” as we will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss sharing agreement. At the August 28, 2009 acquisition date, we estimated the fair value of the Affinity loan portfolio at $675.6 million, which represents the expected cash flows from the portfolio discounted at a market-based rate. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in the Affinity loan portfolio at the acquisition date.

As part of the loan portfolio fair value estimation, we established the FDIC loss sharing receivable, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC.  The FDIC loss sharing receivable will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC.  Realized losses in excess of acquisition date estimates will increase the FDIC loss sharing receivable.  Conversely, if realized losses are less than acquisition date estimates, the FDIC loss sharing receivable will be reduced by a charge to earnings.

Covered loans under loss sharing agreements with the FDIC are reported in loans exclusive of the estimated FDIC loss sharing receivable.  The covered loans acquired in the Affinity transaction are and will continue to be subject to our internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the August 28, 2009 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC loss sharing receivable.

A summary of the covered loans acquired in the Affinity acquisition as of August 28, 2009 and the related discount is as follows:

	Credit-impaired loans	Other loans	Total
	(Dollars in thousands)

Commercial and industrial	$622	$11,565	$12,187
Healthcare related	9,667	45,463	55,130
Construction:
Commercial	26,922	—	26,922
Residential	85,097	—	85,097
Acquisition and development:
Residential acquisition and development	33,686	—	33,686
Multifamily acquisition and development	12,816	—	12,816
Commercial real estate	100,312	179,890	280,202
Multifamily	97,834	185,509	283,343
Residential, Home equity credit lines & Consumer	654	23,883	24,537
Total loans	367,610	446,310	813,920
Total discount resulting from acquisition date fair value adjustments	(94,442)	(43,862)	(138,304)
Net loans	$273,168	$402,448	$675,616

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that the Company will not collect all contractually required principal and interest payments. Generally, acquired loans that meet the Company’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.

The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $421.4 million and $621.2 million, respectively. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $78.0 million and $40.8 million, respectively.

The accretable yield on credit-impaired loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At August 28, 2009, such accretable yield was approximately $70.0 million.  Credit-impaired loans are reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Loan Interest Rate Sensitivity

The following table presents the interest rate sensitivity analysis with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of August 28, 2009.  The amounts shown in the table are unpaid balances.

	Repricing or Maturing In
	1 year or less	Over 1 to 5 years	Over 5 years	Total
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$8,020	$10,640	$1,798	$20,458
Real estate	393,969	286,711	111,442	792,122
Total	$401,989	$297,351	$113,240	$812,580

	Fixed Rate	Floating Rate	Total
	(Dollars in thousands)
Due after 1 year
Domestic:
Commercial	$2,268	$10,170	$12,438
Real estate	90,480	307,673	398,153
Total	$92,748	$317,843	$410,591

The loan portfolio has a weighted-average expected life of 9.1 years and a weighted-average coupon interest rate of 6.50%.  The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans.  The average interest rate is expected to be higher due to accretion of discount.

Credit Quality

A summary of loans that would normally be considered nonaccrual, except for the accounting requirements regarding purchased impaired loans, and other real estate owned covered by the loss sharing agreement at September 30, 2009 follows.

Covered Nonperforming Assets
September 30, 2009
(In thousands)
Covered nonaccrual loans	$130,656
Covered OREO	26,778
Total covered nonperforming assets	$157,434

Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $234 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $234 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the August 28, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.  The loss sharing agreement significantly reduces our exposure to credit loss.

Deposits

The Affinity acquisition increased our deposits by $868.2 million at August 28, 2009.  The following table presents a summary of the deposits acquired and the interest rates in effect at the acquisition date:

	August 28, 2009
	Amount	Rate
	(Dollars in thousands)
Non-interest bearing	$17,636	—
Interest checking	50,404	1.57%
Money market	190,197	1.64%
Savings	12,843	2.07%
Time under $100 thousand	335,094	2.83%
Time over $100 thousand	256,460	2.82%
Time deposits fair value adjustment	5,542
Total deposits	$868,176

Time deposit maturities at August 28, 2009 are as follows:

August 28, 2009
(Dollars in thousands)
3 months or less	$167,086
Over 3 months through 6 months	159,486
Over 6 months through 12 months	207,510
Over 12 months	57,472
Total	$591,554

Borrowings

The FHLB advances acquired at August 28, 2009, are both term and callable advances.  The maturities shown are the contractual maturities for all advances. With the exception of a $15.0 million advance that matures on March 2, 2012, the callable advances have all passed their initial call dates and are currently callable on a quarterly basis by the FHLB. While the FHLB may call the advances to be repaid for any reason, they are likely to be called if market interest rates are higher than the advances’ stated rates on the call dates. We may repay the advances at any time with a prepayment penalty.

The following table summarizes the FHLB advances outstanding at August 28, 2009:

Year of Maturity	Amount	Contractual Rate
	(Dollars in thousands)
2010	$105,000	4.79%
2011	20,000	4.67%
2012	85,000	4.45%
2013	20,000	4.63%
2014	40,000	3.89%
2016	2,714	5.47%
2032	207	5.83%
Fair value adjustment	16,571
Total	$289,492

At August 28, 2009, Affinity had outstanding a repurchase agreement in the amount of $15.0 million with a maturity date in 2012 and a contractual interest rate of 4.56%.  We adjusted this liability to its estimated fair value of $16.3 million at the acquisition date.  We extinguished this liability in September 2009 by a cash payment of $16.3 million.

Stockholders’ Equity and Regulatory Capital

The acquisition has been accounted for under the acquisition method (formerly the purchase method) of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 28, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date. The application of the acquisition method of accounting resulted in a net after-tax gain of $38.9 million, which increased our stockholders’ equity. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net gain follows:

August 28, 2009
(In thousands)
Affinity’s cost basis net assets on August 28, 2009	$45,839
Cash payment received from the FDIC	87,161
Fair value adjustments
Loans	(138,304)
Other real estate owned	(15,759)
FDIC loss sharing receivable	107,718
FHLB borrowings	(16,571)
Core deposit intangible	2,812
Time deposits	(5,542)
Miscellaneous	(365)
Income tax liability	(28,135)
Net after-tax gain from the Affinity acquisition	$38,854

The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer, and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Affinity acquisition as shown in the above table, net assets of $45.8 million were transferred to us and the FDIC made a cash payment to us of $87.2 million.

The $38.9 million net gain from the Affinity acquisition increased the Company’s and the Bank’s regulatory capital. The regulatory capital guidelines and the actual capital ratios for Pacific Western and the Company as of September 30, 2009, are as follows:

	Minimum Regulatory Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	11.70%	12.67%
Tier 1 risk-based capital ratio	6.00%	13.25%	14.34%
Total risk-based capital	10.00%	14.52%	15.61%

Operating Results and Cash Flow

The operations of Affinity Bank are included in our operating results from August 28, 2009, and added revenue of $4.6 million, non-interest expenses of $2.5 million, and net earnings of $1.2 million for the third quarter of 2009.  Such operating results do not include (a) any loan or other real estate owned losses because of the FDIC loss sharing agreement and (b) are not necessarily indicative of future operating results.  A portion of the discount related to the covered loans will be accreted to interest income as payments are received on the loans.  The amount and timing of such discount accretion is dependent on our collection and loan workout efforts.

The covered loans acquired in the Affinity transaction are and will continue to be subject to our internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the August 28, 2009 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase in the FDIC loss sharing receivable.

The loss sharing agreement with the FDIC significantly reduces our exposure to credit loss on covered loans and other real estate owned.  Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $234 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $234 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the August 28, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

Our cash flows will be impacted by the Affinity acquisition and the related loss sharing agreement.  It is likely that a significant amount of covered loans will (a) experience inadequate collateral values to support loan repayment and/or (b) default.  In such situations, our interest income will be reduced causing a lower level of cash flow.  In addition, we may chargeoff all or portions of such loans further reducing our cash flow.  As indicated above, however, the loss sharing agreement with the FDIC extends up to 10 years.  During this time period, changing economic conditions along with our efforts to collect and resolve covered loans will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.

Liquidity

At the August 28, 2009 acquisition date, we acquired $251.7 million in cash and cash equivalents and $175.4 million in investment securities.  Most of the securities are pledged to secure FHLB borrowings and are expected to remain so.  The acquired cash will be used to manage deposit flows, for new loan originations, and for operating cash needs.

Pacific Western has a secured line of credit with the FHLB of San Francisco in the amount of $951.4 million, of which $229.2 million was available as of September 30, 2009.  This line of credit does not yet reflect certain assets acquired from Affinity which may be eligible to be pledged and which we believe will increase the Bank’s borrowing capacity.

Forward-Looking Information

This Report on Form 8-K contains certain forward-looking information about the Company and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements.  A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) both Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and (b) Item 1A. Risk Factors in Part II, Other Information in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 28, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of KPMG LLP
99.2	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at August 28, 2009
Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: November 13, 2009
	By:	/s/ Victor R. Santoro
Name: Victor R. Santoro
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of KPMG LLP
99.2	Audited statement of assets acquired and liabilities assumed at August 28, 2009.